EXHIBIT 14

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

1.0

INTRODUCTION

This Code of Business Conduct (“Code”) covers a wide range of business practices and procedures that affect our organization.  It does not and is not intended to cover every issue that may arise, but it sets out many of the basic principles to guide all employees and officers of RathGibson, Inc. and all its subsidiaries (collectively the “Company”).  All of our employees and officers must conduct themselves accordingly and seek to avoid even the appearance of improper or inappropriate behavior.  The Code should also be provided to and followed by the Company’s agents and representatives as an express condition of employment with the Company.  In addition, Company policies apply to various Company operations and you need to know and follow those policies that apply to your Company work.  Note that many of these same issues are covered in additional guidelines that are distributed from time to time by the Company, such as our employee handbook (and any subsequent revisions thereto).  In the event that you believe there is a conflict or any confusion between the provisions of this Code and any other written policy or employee handbook, you should immediately report the situation to your supervisor or the Corporate Vice President-Administration.  Such individuals will gladly assist you in obtaining guidance as to which document governs.  An after the fact claim of ignorance, confusion or perceived inconsistency in any policy, practice or law will not excuse a violation of same.

If a law conflicts with a policy in this Code, you must comply with the law.  Also, if a local custom or policy conflicts with this Code, you must comply with the Code.  If you have any questions about these conflicts, you should ask your supervisor or the Corporate Vice President - Administration how to handle the situation.  Employees and officers are responsible for understanding the legal and policy requirements that apply to their jobs and reporting any suspected violations of law, this Code or Company policy.

Those who violate the standards in this Code may be subject to disciplinary action, including possible dismissal if deemed appropriate by management.  Furthermore, violations of this Code may also be violations of the law and may result in civil or criminal penalties for you, your supervisors and/or the Company.  If you are in a situation which you believe may violate or lead to a violation of this Code, you are expected and required to promptly follow the procedures set out in Section 21 of this Code.

The basic principles discussed in this Code are subject to any Company policies covering the same issues.  Additionally, like all other policies and practices of this sort, this Code is subject to constant review and is impacted by actual or potential changes in the law, our business philosophies and other business conditions.  Therefore, nothing in this Code should be construed or considered a contract or guarantee of employment for any specific term and/or any guarantee of any procedural right prior to disciplinary action or dismissal if deemed appropriate by management.

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

2.0

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built.  All employees and officers must respect and obey all applicable laws, rules and regulations of the cities, states and countries in which we operate (including any revisions thereto).  Although employees and officers are not expected to know the details of each of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.  When in doubt: ask.

The Company’s policy is to strictly comply with all export laws that affect it.  These laws sometimes prohibit doing business in certain countries or require that the Company file for and obtain export permits before shipping products to certain countries.  These laws change from time to time and we are committed to complying with all laws that are then in effect as applicable to our organization.

All invoices and shipping documents that accompany the Company’s products must be accurate.  These obligations may not be avoided, minimized or transferred by using a third party who will ship the Company’s products to a destination that would otherwise require an export permit.  Every employee involved in the exporting of products or technology to foreign countries must become familiar with and must comply with all of the export laws and regulations affecting his or her part of the Company’s business.  Failure to do so may result in disciplinary action, including dismissal or potential civil or criminal prosecution when deemed necessary by management.

3.0

CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interest interferes in any way - or even appears to interfere - with the interests and/or reputation of the Company.  For example, a conflict situation can arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interest also may arise when an employee or officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and officers and their family members by the Company may create conflicts of interest and in certain instances are prohibited by law.  This list is not all-inclusive but rather offers mere examples of actual or potential conflicts that are deemed to be violations of this Policy (no matter when discovered).

It is a conflict of interest for a Company employee or officer to work for a competitor, customer or supplier.  You are required to avoid any direct or indirect business connection with our customers, suppliers or competitors, except as directed by an authorized member of management and required on

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

behalf of the Company.  You should not consider such authorization to exist unless given in writing by the Board of Directors.

Conflicts of interest are strictly prohibited as a matter of Company policy.  The only exception to any violation of this Code is as approved, in writing, by the Board of Directors.  Conflicts of interest may not always be clear-cut; therefore, if you have a question, you should immediately consult with the Corporate Vice President - Administration or follow the procedures set out in Section 21 before engaging in the activity at issue.  Any employee or officer who becomes aware of a conflict or potential conflict should immediately bring it to the attention of a supervisor, manager or other appropriate personnel in accordance with the procedures provided in Section 21 of this Code.

4.0

INSIDER TRADING

All non-public information about the Company should be considered “confidential information” which is owned by the Company and which should not be copied, used, shared or otherwise misappropriated. Employees and/or officers who have access to confidential information about the Company or any other entity are not permitted to use or share that information for trading purposes in the Company or the other entity’s securities or for any other purpose except the conduct of the Company’s business.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

For examples of what constitutes “confidential information”, please consult the policy contained in the employee handbook (and any revisions thereto).  Please understand that employees in certain sensitive positions and/or those with access to confidential information may be required to enter into and comply with a separate confidentiality agreement as a condition of employment with the Company.  The Company reserves the right to take appropriate legal steps to recover any damages caused by an actual or threatened breach of this section of the Code or the applicable laws, including recovery of its legal fees and/or injunctive relief if deemed appropriate by a court of competent jurisdiction.

5.0

CORPORATE OPPORTUNITIES

Employees and officers are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the advance written consent of the Corporate Vice President - Administration.  No employee or officer may use corporate property, information or position for personal gain, and no employee or officer may compete with the Company directly or indirectly or solicit any of the Company’s employees, customers or vendors for any purpose on behalf of any other person or business entity.  Employees and officers owe a duty to the Company to advance the Company’s interests when the opportunity to do so arises.  Failure to comply with this

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

section of the Code will be considered a breach of an employee’s duty of loyalty (and/or fiduciary obligations) to the Company and may result in disciplinary action, including dismissal.  Actual or threatened violations of this section of the Code also may result in legal action against the individuals involved for which the Company may seek and recover injunctive relief, damages and attorneys’ fees related to the investigation and/or litigation involved.

6.0

COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices.  Stealing, obtaining unauthorized access to, misappropriating or otherwise misusing any confidential or proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other business entities or individuals is strictly prohibited.  Every employee and officer must endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees.  No employee or officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of or misappropriation of material facts or any other illegal or unethical trade practice.

No employee or officer is permitted to engage in price fixing, bid rigging, allocation of markets or customers, or similar illegal anti-competitive activities.  To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential.  All inspection and testing documents must be handled in accordance with all applicable specifications and requirements.  Violations of these guidelines will result in disciplinary action, including dismissal (no matter when discovered), in addition to any other relief allowed by law.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers.  No gift or entertainment should ever be offered, given, provided or accepted by any Company employee or officer, family member of an employee or officer, or agent unless it: (a) is not a cash gift; (b) is consistent with customary business practices; (c) is reasonable in value; (d) cannot be construed as a bribe or payoff; and (e) does not violate any laws, regulations or applicable policies of the other party’s organization.  Before offering or accepting any gift or offer of services of any value, please discuss with your Business Unit General Manager or Corporate Vice President - Administration any gifts or proposed gifts which you are not certain are appropriate.

7.0

POLITICAL CONTRIBUTIONS

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

Except with the advance written approval of the President or Chief Financial Officer, the Company prohibits political contributions (directly or through trade associations) by the Company or its business units. This includes: (a) any contributions of Company funds or other assets for political purposes; (b) encouraging individual employees to make any such contribution; or (c) reimbursing an employee for any contribution.

Individual employees are free to make personal political contributions as they see fit as long as the contribution does not identify the Company and/or any particular business unit by name or inference.  Exceptions will be considered on a case-by-case basis as approved in writing by the Chief Financial Officer.

8.0

HUMAN RESOURCES, DISCRIMINATION AND HARRASSMENT

The Company is committed to the creation and maintenance of a working environment where individual differences among its employees are respected and valued.  All Company activities, especially those involving recruitment, hiring, training, development, transfers, promotions, performance appraisals, compensation and benefits are to be carried out in accordance with this commitment as well as all applicable anti-discrimination and anti-harassment laws.  Furthermore, the Company considers integrity and ethics to be a significant criteria in individual performance evaluations.

Because the Company’s primary focus in employment is the pursuit of excellence, the Company is unequivocally committed to affording equal employment opportunities to all individuals regardless of their race, color, religion, sex, national origin, marital status, age, citizenship, sexual preference or orientation, veteran status, handicap or disability.  The Company also will provide equal employment opportunity with respect to all other protected classification under federal, state or local law.  This policy applies to all employees and applicants for employment and in all phases of employment.  All employees should conduct themselves on the job in a manner appropriate to the workplace and at all times while representing the Company.  The normal standards of courtesy and consideration for others should be observed in all contacts with other employees as well as with other people who may have business to transact with the Company.  In particular, all employees must be sensitive to the concerns and values of others regardless of their race, color, religion, sex, national origin, age, citizenship, veteran status, handicap or disability (or other legally protected status).  Each employee has the right to work in an environment free of harassment.

All levels of supervisors are responsible for monitoring and complying with Company practices and procedures for the handling of employee complaints about harassment and other discrimination.  Employees are encouraged and have a responsibility to promptly report events or practices that they

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

feel are inappropriate.  Discriminatory or inappropriate conduct in the workplace (including, without limitation, harassment) may result in disciplinary action not limited to and including discharge and legal action.

For a more in-depth discussion of the Company’s human resources, discrimination and harassment policies, employees should refer to their business unit’s employee handbook (including any revisions thereto) or contact their business unit’s human resources department or the Corporate Vice President – Administration.  As stated in those policies, handbooks and in this Code, the Company will not tolerate retaliation against any employee who reports a complaint of a violation of this policy and/or who participates in a complaint investigation.

9.0

HEALTH AND SAFETY

The Company strives to provide each employee and officer with a safe and healthy work environment. Each employee and officer has responsibility for maintaining a safe and healthy workplace for all employees and officers by following environmental, safety and health rules and practices and immediately reporting accidents, injuries and unsafe equipment, practices or conditions (however slight).  Violence, excessive or inappropriate horseplay and/or threatening behavior (even if intended as joking) are not permitted.

Employees and officers are expected to perform their Company related work in a safe manner, free of the influences of alcohol, illegal drugs or controlled substances.  The use of illegal drugs in the workplace will not be tolerated.

For a more in-depth discussion of the Company’s health and safety policies, employees should refer to their business unit’s employee handbook (including any revisions thereto) or contact their business unit’s human resources department or the Corporate Vice President - Administration.  If an employee is in need of assistance with a drug and/or alcohol problem, the employee is encouraged to speak to his/her supervisor or the business unit’s human resources department before violating the Company policy or work rules.  An after the fact request for assistance will not excuse such violation(s).

10.0

ENVIRONMENTAL

The Company expects and requires all of its employees and officers to follow all applicable environmental laws and regulations.  If you are uncertain about your responsibility or obligation you should check with your supervisor or Business Unit General Manager or the Corporate Vice President - Administration for guidance.

11.0

MEDIA RELATIONS

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

Since the reputation of the Company is one of its most important assets, all inquiries and contacts from the media should be directed solely to the Corporate Vice President - Administration.  Employees should refer members of the media to the Corporate Vice President - Administration and should make no comments on behalf of the Company, whether officially or “off the record.”  The corporate headquarters shall issue all press releases concerning the Company, if and when appropriate.

12.0

RECORD-KEEPING, FINANCIAL CONTROLS AND DISCLOSURES

The Company requires honest, accurate and timely recording and reporting of business information in order to make responsible business decisions.

All business expense accounts must be documented, supported with original receipts where appropriate and recorded accurately in a timely manner.  If you are not sure whether a certain expense is legitimate, ask your Business Unit Controller.  Policy guidelines are available from your Business Unit Controller.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, must be promptly disclosed to authorized individuals only in accordance with any applicable laws or regulations and must conform both to applicable legal requirements and to the Company’s system of internal controls.  Furthermore, inappropriate management override of the Company’s established system of internal controls is not permitted.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that may be misunderstood.  This applies equally to e-mail, internal memos and formal reports.  Records should always be retained or destroyed according to Internal Revenue Service or other applicable regulatory requirements.  In accordance with those policies and all applicable laws, in the event of litigation or governmental investigation, please consult the Corporate Vice President – Administration before altering or destroying any document.

13.0

CONFIDENTIALITY

Employees and officers must maintain the confidentiality of all proprietary information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized in writing by the Chief Financial Officer or required by laws or regulations. Proprietary information includes, without limitation, all non-public information that might be of use to competitors or harmful to the Company or its customers or suppliers if disclosed, used by others or misappropriated.  It includes, but is not limited to, information that suppliers and customers have entrusted to us.  The obligation to

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

preserve proprietary information continues even after employment ends (regardless of the reason).  The guidelines summarized in this section will be construed to the fullest extent permitted by law.

14.0

PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees and officers should protect the Company’s assets and ensure their efficient use.  Theft, carelessness, misuse, misappropriation and waste have a direct impact on the Company’s profitability. All Company assets are to be used for legitimate and intended Company purposes only.  Any suspected incident of fraud, misuse, misappropriation, and/or theft should be immediately reported for investigation to the business unit’s human resources department or Corporate Vice President – Administration.  Company assets should not be used for non-Company business.

The obligation of employees and officers to protect the Company’s assets includes the Company’s proprietary information.  Proprietary information includes, without limitation, all intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information (except as provided by law) and any unpublished financial data and reports.  Unauthorized use or distribution of this information is a violation of Company policy and grounds for disciplinary action, including dismissal (no matter when discovered).  Such action also could be illegal and result in civil or criminal penalties.

15.0

PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act (“FCPA”) can be summarized as a law that strictly prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  Consistent with the FCPA, all employees are strictly prohibited from ever giving or authorizing, whether directly or indirectly, any illegal payment(s) or consideration of any kind to any government official(s) (or any third party beneficiary of a government official) of any country.  While the FCPA does, in certain limited circumstances, allow nominal “facilitating payments” to be made, any such payment must be discussed and authorized in writing by local management and the Corporate Vice President - Administration before any such payment can be made or even discussed with any government official(s) (or any third party beneficiary of a government official) of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

only violate Company policy but is also a civil or criminal offense.  State and local governments, as well as foreign governments, often have similar rules.

1.0

TRADE ISSUES

From time to time, the United States, foreign governments and the United Nations have imposed boycotts and trading sanctions against various governments and regions, which must be obeyed.  Advice regarding the current status of these matters must be obtained from the Chief Financial Officer.

17.0

WAIVERS OF THE CODE

Any waiver of this Code for executive officers or directors may be made in writing and only by the Board of Directors and will be promptly disclosed as required by law or regulation.

18.0

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers or other appropriate personnel, as outlined in section 21 of this Code, about observed behavior, statements or inaction, which they believe may be illegal or a violation of any portion of this Code or another Company policy or when in doubt about the best course of action in a particular situation.  It is the policy of the Company not to allow or tolerate any retaliation for reports made by employees of misconduct by others.  Employees are expected to cooperate in internal investigations of misconduct and we also do not tolerate retaliation against any person based on the individual’s participation in a complaint investigation.

19.0

IMPROPER INFLUENCE ON CONDUCT OF AUDITORS

You are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or  otherwise inappropriately influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading.  Prohibited actions include but are not limited to those actions taken to coerce, manipulate, mislead or inappropriately influence an auditor: (a) to issue or reissue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards or other professional or regulatory standards); (b) not to perform audit, review or other procedures required by generally accepted auditing standards or other professional standards; (c) not to withdraw an issued report; or (d) not to communicate matters to the Company’s Audit Committee.

20.0

FINANCIAL REPORTING

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

The Company submits filings with the United States Securities and Exchange Commission and it is necessary that these filings be full, fair, accurate, timely and understandable.  The Company expects employees and officers to take this responsibility very seriously and provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

The Company’s policy is to comply with all financial reporting and accounting regulations applicable to the Company.  If any employee or officer has concerns or complaints regarding accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns by one of the methods described in Section 21, without fear of retaliation.

21.0

COMPLIANCE PROCEDURES

Whenever people work closely together as we do here, complaints and misunderstandings are bound to arise from time to time.  We strongly encourage our employees to bring all such matters to management’s attention so that they can hopefully be resolved in a prompt, efficient and fair manner.  We are very proud of the fact that, in the Company’s long history, we have always been able to resolve employee issues internally, at early stages of the process.  We believe this track record speaks louder than any words as to the Company’s dedicated commitment to addressing and resolving employee issues on an internal basis.  We pledge this same commitment in the future, with the hope that all employee issues can be resolved internally through open and honest communications.

With all of this in mind, we ask that you abide by the following procedures in raising any complaints:

(1) First, if possible, speak to your immediate supervisor.  You may put your problem or complaint in writing, or your supervisor may ask you to do so.  An investigation will be made, and you will get an answer as quickly as possible.

(2) For plant employees, if you are not satisfied with your supervisor’s answer, or if you do not get an answer, tell him/her that you would like the Business Unit Plant Manager to review your complaint.  For office employees, if you are not satisfied with your supervisor’s answer, or if you do not get an answer, tell him/her that you would like the business unit’s human resources department or an officer of the Company to review your complaint.

(3) For all employees, if you are not satisfied with your Business Unit Plant Manager’s answer, or if you do not get an answer, tell him/her that you would like the Business Unit General Manager, human resources department, or an officer of the Company to review your complaint.

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

(4) If you are still not satisfied with the answer you receive from Steps 1 or 2 or 3, or if you do not get an answer, you may request that the matter be reviewed by the President of the Company.

Of course, these procedures are not designed to discourage you from talking to anyone in the Company at any time, so if you feel more comfortable speaking to another member of management about your issue, please do so.  Rather, they are simply a way to ensure that complaints and problems are dealt with in a prompt, orderly and consistent fashion.  Also, if you wish another employee to be present at any conversation you may have, you are welcome to bring them.

Please also be assured that no employee who comes forward under these procedures will be retaliated against or suffer any negative consequences no matter how their complaint or problem is resolved. Additionally, the confidentiality of all such matters will be maintained to the fullest extent possible.

22.0

ACKNOWLEDGEMENT

To help ensure compliance with this Code, the Company requires that all exempt salaried employees and officers review the Code and acknowledge their understanding and adherence in writing.  All newly hired exempt salaried employees and officers shall review the Code and acknowledge their understanding and adherence in writing before beginning employment.  The current acknowledgement template is attached below and is subject to periodic review or amendments.  For ease of future reference, the Code is also posted on the Company’s intranet site.

Policy Name: Code of Business Conduct		Policy: #5
Date Issued:	Effective Date:	Supersedes:
April 8, 2008	April 8, 2008	All Previous Policies

Your Personal Commitment to the

RathGibson, Inc.

Code of Business Conduct

I acknowledge that I received a copy of RathGibson, Inc.’s Code of Business Conduct dated ____________ (“the Code”), that I have read the Code and that I understand it.  I will comply with the Code.  If I learn that there has been a violation of the Code, I will contact my Business Unit General Manager or the Corporate Vice President - Administration.  I acknowledge that the Code is not a contract, and that nothing in the Code is intended to change the traditional relationship of employment-at-will.  I also acknowledge that the Code, and all policies and rules referred to herein are subject to periodic review for possible revision as deemed appropriate by the Board.

Dated:

______________

_____________________________

Signature

_____________________________

Employee’s Name (Please Print)